EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA) FOR IMMEDIATE RELEASE	Contact: Thomas J. Flournoy tflournoy@summitbk.com 770-454-0456

SUMMIT BANK CORPORATION ANNOUNCES FIRST QUARTER EARNINGS

April 25, 2006 - (Atlanta, GA) - Summit Bank Corporation (SBGA), parent company of The Summit National Bank, announces first quarter 2006 earnings of $1.41 million, or $0.25 diluted earnings per share, up 7.9% over the $1.31 million, or $0.23 diluted earnings per share, for the first quarter last year. Net income for the first quarter, 2006 represented a return on average shareholders’ equity of 15.20%, an increase over the 15.06% for the first quarter of last year. The increase in earnings was attained largely due to increased net interest income resulting from improvement in net interest margin and loan growth.

Total assets increased to $553.7 million at March 31, 2006 from $525.9 million at December 31, 2005 and $522.3 million at March 31, 2005 primarily due to loan growth and $17.6 million of net proceeds from the Company’s recently completed common stock offering. Total loans grew 8.5% over the past twelve months from $335.0 million at March 31, 2005 to $363.4 million at March 31, 2006. During the first quarter, loans grew $5.4 million, or 1.5%. Non-performing assets at March 31, 2006 remained flat compared to year end 2005 at $1.2 million, or 0.32% of loans, but have declined from $2.4 million, or 0.72% of loans, at March 31, 2005. Approximately half of the non-performing assets at March 31, 2006 were fully guaranteed by the SBA. The allowance for loan losses totaled $4.8 million, or 1.33% of loans, at March 31, 2006 compared to $4.6 million, or 1.27% of loans, at December 31, 2005 and $4.4 million, or 1.31% of loans, one year ago.

Deposits increased from $435.0 million at March 31, 2005 to $460.9 million at March 31, 2006, an increase of 5.9%. During the first quarter, deposits grew $22.6 million, or 5.2%. Borrowed funds have declined from $44.1 million at March 31, 2005 to $40.7 million at December 31, 2005 and $25.9 million at March 31, 2006 as part of the deleveraging strategy the Company has deployed. Shareholders’ equity has increased from $34.1 million at March 31, 2005 to $36.6 million at December 31, 2005 and $54.9 million at March 31, 2006 due to earnings and the common stock offering, the net proceeds of which were used on April 1, 2006 to fund the $23.7 million Concord Bank, N.A. acquisition.

The rising interest rate environment over the past year resulted in net interest income increasing from $5.04 million for the first quarter of 2005 to $5.49 million for the same period this year. Net interest margin improved to 4.50% for the first quarter of 2006 from 4.08% for the same quarter last year. For the fourth quarter ended December 31, 2005, net interest income was $5.52 million, representing a net interest margin of 4.55%.

Total noninterest income was $796,000 for the first quarter of 2006, down from $933,000 for the first quarter last year primarily due to losses on the Bank’s low income housing tax credit investment and interest rate floor that were both initiated after the first quarter of 2005. The former was offset by federal income tax credit benefit and the latter has only a remaining $61,000 book value should the instrument remain ineffective going forward. Noninterest income for the fourth quarter of 2005 was $789,000.

Noninterest expenses increased 5.5% from $3.87 million in the first quarter of 2005 to $4.09 million for the same period this year. The increase was primarily due to increased salaries and benefits and occupancy and equipment partially due to one new branch opened in the past year and increased temporary staffing and accrued incentive expense. Noninterest expense for the fourth quarter of 2005 was only $3.62 million primarily due to a $240,000 fourth quarter recovery on a 2004 loss.

Summit Bank completed the purchase of Concord Bank, N.A. in Houston, Texas on April 1, 2006. Concord had approximately $120 million in assets, $96 million in loans and $108 million in deposits at the closing date. The integration of Concord is presently taking place and the results of the combined banks will be reported at the end of the second quarter.

Chief Executive Officer, Pin Pin Chau, said, “We are pleased with the result of the common stock offering and we believe that the proceeds have been applied to a good use which will reward all of our shareholders. The integration of Concord with Summit has been very smooth thus far and we anticipate a very effective combination of two solid organizations. We can look forward to Concord’s continued success in the vibrant Houston market.”

Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets. It currently operates five branches in the metropolitan Atlanta area and two in the South Bay area of San Francisco, California. Concord Bank now operates as a division of Summit Bank in one location in Houston, Texas. Summit also operates a loan production office in San Diego, California and a representative office in Shanghai, China.

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit’s assumptions, but that are beyond Summit's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the international, national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit's markets, (vi) greater loan losses than historic levels, a (vii) difficulties in integrating the operations of Concord Bank, N.A. with those of Summit, and (viii) difficulties in expanding into a new geographic market. Additional information and other factors that could affect future financial results are included in Summit’s Annual Report on Form 10-K and its filings with the Securities and Exchange Commission.

Selected Financial Information
March 31, 2006
(In thousands, except per share data)

	March 31,			December 31,
			%
	2006	2005	Change	2005
Summary Balance Sheet:
Cash and Short Term Investments	$41,513	$18,408	125.5%	$18,775
Investments	123,871	144,494	-14.3%	125,187

Commercial Loans	304,355	278,336	9.3%	300,609
SBA Loans	58,101	55,657	4.4%	56,686
Other Loans	925	1,047	-11.7%	691
Total Loans	363,381	335,040	8.5%	357,986
Allowance for Loan Loss	(4,848)	(4,373)	10.9%	(4,555)
Net Loans	358,533	330,667		353,431
Other Assets	29,825	28,700	3.9%	28,529
Total Assets	$553,742	$522,270	6.0%	$525,922

Demand Deposits - Noninterest-Bearing	$104,542	$112,135	-6.8%	$108,600
NOW & MMA	80,432	86,175	-6.7%	84,032
Savings & CDs	275,886	236,700	16.6%	245,600
Total Deposits	460,860	435,010	5.9%	438,232
Borrowed Funds	25,922	44,143	-41.3%	40,717
Other Liabilities	12,067	9,010	33.9%	10,334
Stockholders Equity	54,893	34,107	60.9%	36,639
Total Liabilities & Stockholders Equity	$553,742	$522,270	6.0%	$525,922

	Three Months Ended
	March 31,
			%
Summary Income Statement:	2006	2005	Change
Interest Income	$8,760	$7,336	19.4%
Interest Expense	3,268	2,300	42.1%
Net Interest Income	5,492	5,036	9.0%
Provision for Loan Losses	300	264	13.6%
Net Interest Income after Provision for Loan Loss	5,192	4,772	8.8%
Service Charges on Deposits	325	342	-4.9%
International Fee Income	356	332	7.3%
BOLI	121	122	-0.6%
Other noninterest income/(loss)	(6)	137	-104.7%
Total Noninterest Income	796	933	-14.6%
Salaries & Benefits	2,240	2,000	12.0%
Occupancy	356	298	19.3%
Premises & Equipment	448	397	12.8%
Other noninterest expense	1,042	1,178	-11.5%
Total Noninterest Expense	4,086	3,873	5.5%
Income before Tax	1,902	1,832	3.9%
Income Tax Expense	493	526	-6.2%
Net Income	$1,409	$1,306	7.9%

Average Balances:
Average Assets	$530,427	$531,437	-0.2%
Average Earning Assets	487,620	494,221	-1.3%
Average Total Loans	361,485	340,292	6.2%
Average Deposits	447,307	437,228	2.3%
Average Total Funds	482,914	492,111	-1.9%
Average Shareholder Equity	37,088	34,689	6.9%

Per Share Data:
Basic Earnings per Share	$0.25	$0.23	8.7%
Diluted Earnings per Share	$0.25	$0.23	8.7%
Dividend Per Share	$0.10	$0.10	0.0%
Weighted - Average Shares Outstanding - Basic	5,708,493	5,693,054
Weighted - Average Shares Outstanding - Diluted	5,710,724	5,699,227
Common Shares Outstanding	6,944,604	5,694,604

Key Ratios:
Return on Average Assets	1.06%	0.98%
Return on Average Shareholder Equity	15.20%	15.06%
Yield on Earning Assets	7.21%	5.95%
Cost of Funds	2.71%	1.87%
Net Interest Margin	4.50%	4.08%
Noninterest Income as % of Average Assets	0.60%	0.70%
Noninterest Expense as % of Average Assets	3.08%	2.92%
Efficiency Ratio	64.98%	64.92%

ALLL as % of Total Loans	1.33%	1.31%
Nonperforming Assets as % of Total Loans and ORE	0.32%	0.72%
Net Chargeoffs(Recoveries) as % of Average Loans	0.01%	0.52%